     As filed with the Securities and Exchange Commission on June 19, 1996
                                                  Registration No. 333-4374
- --------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3

             Registration Statement Under the Securities Act of 1933



                            SIERRA PACIFIC RESOURCES
             (Exact Name of Registrant as Specified in its Charter)

          Nevada                                         88-0198358
(State or Other Jurisdiction               (I.R.S. Employer Identification No.)
of Incorporation or Organization)

P.O. Box 30150 (6100 Neil Road),Reno, Nevada  89520-3150         (702) 689-3600

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            WILLIAM E. PETERSON, ESQ.
                            Sierra Pacific Resources
                         P.O. Box 30150 (6100 Neil Road)
                            Reno, Nevada  89520-3150
                                 (702) 689-3600

 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)
                                   __________

                                    Copy to:
                             WILLIAM C. ROGERS, ESQ.
                             Choate, Hall & Stewart
                                 53 State Street
                        Boston, Massachusetts  02109-2891
                                 (617) 248-5000
                                   __________

 Approximate date of commencement of proposed sale to the public:   July 1, 1996

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


- --------------------------------------------------------------------------------

                   Subject to Completion, Dated June  19, 1996


PROSPECTUS

                            SIERRA PACIFIC RESOURCES
                          Common Stock Investment Plan

     The Common Stock Investment Plan (the "Plan") of Sierra Pacific Resources (the "Company") provides holders of its Common Stock, $1.00 par value (the "Common Stock"), and other investors with a convenient and economical method of investing in shares of the Company's Common Stock without payment of service charges.

     Shares may be purchased through the Plan by:

     - SHAREHOLDERS, who may reinvest dividends on all of their shares of Common Stock for which they hold certificates issued in their own names;

     - INVESTORS WHO ARE NOT ALREADY SHAREHOLDERS, who may join the Plan by making an initial investment of at least $50, up to a maximum of $100,000 per year, which will be used to purchase Common Stock, and thereafter have all dividends on shares purchased under the Plan automatically reinvested in additional shares of Common Stock; and

     - ALL PARTICIPANTS, who may invest at their option additional cash amounts of not less than $50 per payment, up to $100,000 per year, for the purchase of additional shares of Common Stock for their Plan accounts.

     This Prospectus relates to authorized and unissued shares of Common Stock of the Company registered for issuance under the Plan. The price of such shares will be 100% of the average of the highest and lowest prices for the Company's Common Stock in the consolidated reporting system for trades on the New York Stock Exchange on the pricing date, which normally will be the same date as the dividend payment date or, in any month in which a cash dividend is not paid, the first day of such month. Shares may also be purchased for the Plan on the open market, in which case the price will be the average price (including brokerage commissions) paid for all shares purchased during the relevant Investment Period. See Question 19 under "Description of the Plan."

     The Plan represents an amendment to the Company's existing Dividend Reinvestment and Stock Purchase Plan. SHAREHOLDERS WHO ARE ALREADY PARTICIPATING IN THE EXISTING PLAN NEED TAKE NO FURTHER ACTION AT THIS TIME. Shareholders who do not elect to participate in the Plan will continue to receive cash dividends, as declared, by check.

     The terms and conditions governing the Plan are described in this Prospectus, and it is suggested that this Prospectus be retained for future reference.


     Outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, listed on the New York Stock Exchange. The reported last sale price of the Common Stock on the New York Stock Exchange on June __, 1996, was __________.


                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
               THE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

               The date of this Prospectus is ____________ , 1996.

                             INTRODUCTORY STATEMENT

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, regarding the Company's directors, the remuneration paid to the Company's directors and officers, and interests of management and others in certain transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed by the Company with the Commission. The Company's subsidiary, the Sierra Pacific Power Company (the "Power Company"), is also subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange at 20 Broad Street, New York, New York 10005, where reports, proxy materials and other information concerning the Company can also be inspected.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company and the Power Company with the Commission pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, including the Form 10-K/A amendment thereto; and the Power Company's Annual Report on Form 10-K for the year ended December 31, 1995;



     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and the Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and



     3. The description of the Company's Common Stock, and associated Common Stock Purchase Rights, included in the Company's registration of such securities under Section 12 of the Exchange Act, including all amendments and reports amending such description.


     All documents filed by the Company or the Power Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.


     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Certain information contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements, contained in one or more documents incorporated or deemed to be incorporated by reference in this Prospectus; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to John Brown, Manager, Shareholder Relations, Sierra Pacific Resources, P.O. Box 30150, Reno, Nevada 89520-3150, telephone (702) 689-3610.


                                 SUMMARY OF PLAN



     The following summary description of the Common Stock Investment Plan (the "Plan") of Sierra Pacific Resources (the "Company") is qualified by reference to the full text of the Plan which is contained herein. Terms used in the summary have the meanings attributed to them in the Plan.



PURPOSE OF PLAN. . . . . . . . . .     The primary purpose is to provide holders
                                       of the Company's Common Stock and other
                                       investors with a convenient and
                                       economical method of investing in shares of the Company's Common Stock without payment of service charges. Because the Plan represents an amendment to the Company's existing Dividend Reinvestment and Stock Purchase Plan, SHAREHOLDERS WHO
                                       ARE ALREADY PARTICIPATING IN THE EXISTING
                                       PLAN NEED TAKE NO FURTHER ACTION AT THIS
                                       TIME.

PURCHASE PRICE OF STOCK. . . . . .     The shares offered under the Plan may be
                                       either newly-issued shares or shares
                                       purchased on the open market.  The
                                       Purchase Price for newly-issued shares
                                       will be 100% of the average of the
                                       highest and lowest prices for the
                                       Company's Common Stock in the
                                       consolidated reporting system for trades on the New York Stock Exchange on the pricing date, which normally will be the same date as the dividend payment date or, in any month in which a cash dividend is not paid, the first day of such month.
                                       Shares may also be obtained for the Plan through open market purchases, in which case the price will be the average price
                                       (including brokerage commissions) paid
                                       for all shares purchased during the
                                       relevant Investment Period.

PLAN LIMITATIONS . . . . . . . . .     Optional cash investments are subject to
                                       a minimum of $50 per monthly investment
                                       period and a maximum of $100,000 per
                                       year.

ELIGIBLE PARTICIPANTS. . . . . . .     CURRENT SHAREHOLDERS, who may reinvest
                                       dividends on all of their shares of
                                       Common Stock for which they hold
                                       certificates issued in their own names.

                                       INVESTORS WHO ARE NOT ALREADY
                                       SHAREHOLDERS, who may join the Plan by
                                       making an initial investment of at least
                                       $50, up to a maximum of $100,000 per
                                       year, which will be used to purchase
                                       Common Stock, and thereafter have all
                                       dividends on shares purchased under the
                                       Plan automatically reinvested in
                                       additional shares of Common Stock.

                                       ALL PARTICIPANTS, who may invest at their option additional cash amounts of not less than $50 per payment, up to $100,000 per year, for the purchase of additional shares of Common Stock for their Plan accounts.

JOINING THE PLAN . . . . . . . . .     Existing Shareholders may join the Plan
                                       by completing an Authorization Card and
                                       returning it to the Company at the
                                       address noted in this Prospectus.
                                       Investors who are not already Share-
                                       holders may join the Plan by completing
                                       an Enrollment Form and returning it to
                                       the Company together with an initial cash investment of at least $50 and not more than $100,000.

REINVESTMENT OPTIONS . . . . . . .     FULL DIVIDEND REINVESTMENT, in which
                                       dividends on all shares of Common Stock
                                       registered in the Shareholder's name or
                                       held in the Shareholder's Plan account
                                       will be automatically reinvested.

                                       PARTIAL DIVIDEND REINVESTMENT, in which
                                       only the dividends on shares held in the Participant's Plan account will be automatically reinvested, with cash continuing to be paid on shares held outside of the Plan.

TIMING OF DIVIDEND REINVESTMENT. .     The Company has paid dividends on or
                                       about February 1, May 1, August 1 and
                                       November 1.  Enrollment in the Plan by
                                       the record date for a particular dividend
                                       (usually about 15 days prior to the
                                       dividend payment date) will result in
                                       that
                                       dividend being reinvested in Common Stock under the Plan.

TIMING OF OPTIONAL INVESTMENTS . .     Optional and initial cash investments
                                       received prior to the monthly Investment
                                       Date (typically the first day of each
                                       month) will be invested that month.
                                       Investments received later will be held
                                       in escrow  until the next monthly
                                       Investment Date.  Because no interest
                                       will be paid on optional or initial cash investments held in escrow, Participants are encouraged to mail such investments so as to arrive as close as possible but not later than two business days before each Investment Date.


                                   THE COMPANY

     The Company is an exempt public utility holding company. The principal subsidiary of the Company is the Power Company, a regulated utility which accounted for 98% of the Company's consolidated assets as of December 31, 1995. The Power Company is engaged primarily in the generation, purchase, transmission, distribution and sale of electric energy to approximately 270,000 customers in a service territory of approximately 50,000 square miles located in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and the Lake Tahoe area of California. The Power Company met its electric energy requirements for the twelve months ended December 31, 1995 by utilizing purchased power (46%), coal generation (23%), gas/oil generation (30%), and hydroelectric (1%). The Power Company has no ownership interest in, nor does it operate, any nuclear generating units and has no future plans to do so. The Power Company also provides gas and water service to approximately 92,000 gas and 61,000 water customers in the cities of Reno and Sparks and environs.


     In June, 1994, the Company, the Power Company and The Washington Water Power Company ("WWP") entered into an Agreement and Plan of Reorganization and Merger, as subsequently amended (the "Merger Agreement"), which provides for the merger of the Company, the Power Company and WWP into Altus Corporation ("Altus"). WWP is a combined electric and gas utility, with headquarters in Spokane, Washington. The Merger Agreement provides that after the effective date of the merger, Altus's corporate headquarters will be located in Spokane. The executive offices of the Company will be distributed among lines of business located in Reno and Spokane. Altus will maintain a significant corporate presence in Reno. Pursuant to the Merger Agreement, holders of the Company's Common Stock would receive 1.44 shares and holders of WWP Common Stock would receive one share of Altus Common Stock, respectively. Pro forma financial information showing the effect of the Merger as of certain dates has been included in the Company's periodic reports filed pursuant to the Exchange Act.



     The proposed merger has received all of the necessary approvals from the common and preferred shareholders of the Company, the Power Company and WWP.
The Merger Agreement is also subject to certain customary closing conditions and to the receipt of all necessary governmental approvals, including approval of the Federal Energy Regulatory Commission ("FERC") and six state utility commissions. The state commissions in California, Idaho, Nevada, Oregon and Washington have issued orders approving the merger, and the Montana utility commission has issued an order stating that it would not exercise jurisdiction over the proposed merger. Stipulations were reached among all parties in the states, and final orders approving the merger were issued. The stipulations contain a number of provisions specific to individual states; however, all provide that existing jurisdictional customers be held harmless from the merger and all state commissions can reopen the proceedings after the FERC order if warranted.



     The merger parties must still obtain approval for the merger from the FERC. On November 29, 1995, the FERC issued an "Order Accepting for Filing and Suspending Proposed Tariffs, Consolidating Dockets and Establishing Hearing Procedures" for the merger. Among other things, the Order consolidated the transmission tariffs and the merger application for purposes of the hearings. Additionally, an updated, revised filing as required by the Order was made on February 1, 1996, and hearings are scheduled to commence in June 1996. Based upon this schedule, the parties believe that an order could be issued by the FERC in 1996 or early 1997. However, under federal law, the FERC is not required to issue a decision within any particular time period.



     In the event that the merger is not completed, the Power Company would continue to operate as a separate utility and as a wholly-owned subsidiary of the Company. However, the Power Company would need to reach alternative arrangements with each of its Commissions (Nevada and California), either through negotiations or new rate proceedings, with respect to rates to customers and rates of return as a stand-alone entity. No assurance can be given as to the results of such negotiations or proceedings or as to their impact on the Company's revenues and net income going forward. The Merger Agreement provides for the payment of a $25 million termination fee plus expenses to be made in certain circumstances where one party accepts another business combination proposal and, as a result, the Merger Agreement is terminated. Also, the Merger Agreement provides that it may be terminated at any time on or after June 27, 1996 by either party by providing written notice of termination to the other party.



     The Company's principal non-utility subsidiaries are: Tuscarora Gas Pipeline Company, which is a joint venture partner in a natural gas pipeline operation; and Lands of Sierra, Inc., which is engaged in real estate management and development. The address of the Company is P.O. Box 30150 (6100 Neil Road), Reno, Nevada 89520 (Telephone (702) 689-3600).


                             DESCRIPTION OF THE PLAN


     This document constitutes the Company's Common Stock Investment Plan (the "Plan"), and the following questions and answers contain all of the terms and conditions of the Plan. For additional information concerning the Plan, you may telephone the Company at (800) 662-7575.

     Various capitalized terms used in the Plan are explained in the section entitled "DEFINITIONS" at the end of the Plan.

PURPOSE AND BENEFITS

1.   WHAT IS THE PURPOSE OF THE PLAN?

     The Plan offers Shareholders a convenient method of reinvesting their quarterly cash dividends, and for making optional cash investments, to purchase additional shares of the Company's Common Stock. Additionally, investors who are not already Shareholders may join the Plan by making an initial investment of at least $50 which will be used to purchase shares of the Company's Common Stock for their Plan accounts, and thereafter participate in the Plan. Common Stock purchases under the Plan may be made, at the Company's option, either in open market or privately negotiated purchases of Common Stock or from newly issued Common Stock, provided that the Company may not change from one manner of purchase to the other more than once in any three (3) month period. In addition, such a change may be made only if the Board of Directors or Chief Financial Officer determines the Company's need to raise additional capital has changed or that there is another valid reason for such change, such as action by a state or federal regulatory agency recommending or requiring a change in the capital structure of the Company or the Power Company. When shares are purchased from the Company, the Company will receive additional funds for additional investments in the common equities of its subsidiaries and for general corporate purposes. See "USE OF PROCEEDS".

2.   WHAT ARE THE BENEFITS OF THE PLAN?

     The Plan offers Participants the following benefits:

     A.   Existing Shareholders

          - Cash dividends on shares of Common Stock for which they hold certificates in their own name may be automatically reinvested in additional shares of Common Stock, and the new shares will be added to their Plan accounts.

     B.   Investors who are not Shareholders

          - The Plan may be joined by making an initial investment of at least $50.

     C.   All Participants

          - Cash dividends on all shares of Common Stock in their Plan accounts will be automatically reinvested to purchase additional shares of Common Stock for their Plan accounts at the Market Price;

          - Optional cash investments of at least $50, and up to a maximum of $100,000 per year, may be made for the purchase of additional shares of Common Stock for their Plan accounts at the Market Price;

          - The cumbersome safekeeping of certificates for shares purchased for their account under the Plan can be avoided, and regular statements regarding purchases and other activities for their Plan account will be provided to simplify their own record keeping. See Question 31.

PARTICIPATION

3.   WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Any person who owns Common Stock registered in his or her own name (as opposed to shares beneficially owned but registered in the name of another party, such as a broker, clearing association, bank or other nominee or trustee) is eligible to participate in the Plan. Beneficial owners of the Company's Common Stock whose shares are held for them in registered names other than their own may participate by having some or all of their shares transferred into their own name.

     In addition, any investor who is not already a Shareholder may join the Plan by making an initial investment as described under Question 4 and thereafter participating in the Plan.

4.   HOW MAY A PERSON JOIN THE PLAN?

     Shareholders may join the Plan by completing an Authorization Card provided by the Company and sending it to Sierra Pacific Resources, Attention Manager, Stockholder Relations, P.O. Box 30150, Reno, Nevada 89520. Authorization Cards may be obtained by writing to this address or by calling the office of the Manager, Shareholder Relations of the Company at (800) 662-7575.


     Investors who are not already Shareholders may join the Plan by completing an Enrollment Form provided by the Company and sending it to the Company at the foregoing address together with an initial cash investment of at least $50. The maximum investment which may be made upon joining the Plan is $100,000. Residents of Arizona and Illinois who are not already Shareholders may participate in the Plan by first acquiring one or more shares of Common Stock outside of the Plan and then completing and returning to the Company an Authorization Card.


     Shareholders who select either of the dividend reinvestment options described under Question 7 below are not required to send any payment with the Authorization Card. An optional cash investment may, however, be made at such time. See Questions 13 and 14. A Shareholder who wants to participate in the Plan while continuing to receive full cash dividends on all shares of Common Stock registered in his or her name may join the Plan by making an optional cash investment of at least $50 and up to a maximum of $100,000, at the time the original Authorization Card is returned. All joint owners must sign the Authorization Card.

5.   WHEN MAY A PERSON JOIN THE PLAN?

     The Plan may be joined at any time by submitting an Authorization Card or Enrollment Form in the manner described under Question 4 above.

       If an Authorization Card from a Shareholder electing to participate in the Plan by having cash dividends reinvested is received by the Company on or before the record date for the next dividend (approximately 15 days before the payment date), then participation in the Plan will begin on the date such dividend is paid (in the past, cash dividends on Common Stock have been paid on or about February 1, May 1, August 1 and November 1) and the dividend will be invested in additional shares of Common Stock in accordance with the investment instructions contained in the Authorization Card. See Questions 9, 10 and 11. If the Authorization Card is received in the period between any dividend record date and payment date, that dividend will be paid in cash and the Shareholder's initial dividend reinvestment will be delayed until the following dividend. For example, if the Company declares a cash dividend on its Common Stock payable on August 1, the Authorization Card must be received by the Company on or before July 15 in order for the dividend paid on August 1 to be reinvested. If the Authorization Card is received on or after July 16, the dividend paid on August 1 will be sent to the Shareholder as usual, and such Shareholder's participation in the Plan will begin on the date the next cash dividend on Common Stock is paid (on or about November 1 in this example).

     For a Shareholder who elects to participate in the Plan by making optional cash payments only, participation in the Plan will begin on the first Investment Date for optional and initial cash investments following the receipt by the Company of the Shareholder's Authorization Card and optional cash payment.

     The initial purchase of Common Stock for an investor who is not already a Shareholder will be made on the first Investment Date for optional and initial cash investments following the receipt of the investor's Enrollment Form by the Company. The next cash dividend on the shares purchased with the initial investment will automatically be fully reinvested to purchase additional shares of Common Stock for the Participant's Plan account at the Market Price. See Question 7.

     See Questions 13, 14 and 15 for a description of how a Participant's optional cash payments may be invested under the Plan.

6.   WHAT DOES THE ENROLLMENT FORM PROVIDE?


     The Enrollment Form allows investors who are not already Shareholders to participate in the Plan. By returning an executed Enrollment Form to the Company with an initial cash investment of at least $50, up to a maximum of $100,000, the investor appoints First Chicago Trust Company of New York (the "Bank") as his agent and directs the Plan administrator to establish a Plan account for the investor and apply the initial investment to the purchase of Common Stock for the investor's Plan account. Shares of Common Stock purchased for the investor's Plan account will not be registered in the investor's name, but will be registered in the name of the Bank or one of its nominees as agent for Participants in the Plan. See Questions 22, 30 and 38. Residents of Arizona and Illinois should follow the procedures described in Question 4.


     Dividends on all shares held in the investor's Plan account will be automatically reinvested in additional shares of Common Stock for the investor's Plan account at the Market Price as described in Question 19. Once an investor becomes a Participant in the Plan, all provisions, benefits and requirements of the Plan become applicable to the investor. Should the investor subsequently acquire additional shares which are registered in his or her name exactly as specified on the Enrollment Form, the original authorization to reinvest dividends will include the new shares, unless the Participant changes the investment option selected. If an investor withdraws shares from his or her Plan account and wishes to change the dividend reinvestment option in effect for those shares, a separate Authorization Card must be returned to the Company to indicate how the investor wishes dividends on such shares to be reinvested under the Plan. See Questions 7 and 11.

7.   WHAT DOES THE AUTHORIZATION CARD PROVIDE?

     The Authorization Card allows Shareholders to indicate how they wish to participate in the Plan. By completing the appropriate instructions on the Authorization Card, Shareholders may indicate whether they want to reinvest their cash dividends under either of the following reinvestment options:

          Full Dividend Reinvestment - Dividends on all shares of Common Stock registered in the Shareholder's name or held in the Shareholder's Plan account will be automatically paid to the Bank or its nominee, which will apply such dividends to the purchase of additional shares of Common Stock at the Market Price for the Shareholder's Plan account.


          Partial Dividend Reinvestment - Only the dividends on shares held in the Participant's Plan account will be automatically applied to the purchase of additional shares of Common Stock for the Shareholder's Plan account. The Shareholder will continue to receive cash dividends by check on shares held outside the Plan. See Question 11.


     A Shareholder who does not want dividends on any of the shares registered in his or her name to be reinvested under the Plan may nevertheless indicate on the Authorization Card that the Shareholder wishes to make optional cash investments as described under Questions 13, 14, 15 and 16, and may join the Plan in the manner described under Question 4. Such Shareholders will continue to receive cash dividends, as declared, on the shares registered in their names by check.

     CASH DIVIDENDS ON ALL SHARES OF COMMON STOCK HELD UNDER THE PLAN, WHETHER PURCHASED WITH REINVESTED DIVIDENDS OR WITH OPTIONAL CASH INVESTMENTS AND INCLUDING ANY SHARES TRANSFERRED BY THE SHAREHOLDER TO HIS OR HER PLAN ACCOUNT AS DESCRIBED UNDER QUESTION 31, WILL AUTOMATICALLY BE FULLY REINVESTED IN ADDITIONAL SHARES OF COMMON STOCK. If a Shareholder desires to discontinue the automatic reinvestment of cash dividends on some portion of the shares held in his or her Plan account, the Shareholder may withdraw any whole number of such shares from the Plan and be issued certificates for those shares registered in the Shareholder's name. See Questions 22 and 23. Thereafter, cash dividends on all shares held outside the Plan account will be paid by check, provided that the Shareholders' dividend reinvestment option then in effect calls for such payment. See Questions 6, 8 and 11.

     The Authorization Card appoints the Bank as agent for the Shareholder and directs the Company to pay the Bank or its nominee all cash dividends on shares of Common Stock registered in the Shareholder's name or held in the Shareholder's Plan account which are to be reinvested in accordance with the dividend reinvestment option selected. The Authorization Card also directs the Bank to purchase shares of Common Stock for the Shareholder's Plan account with all cash dividends received by the Bank or its nominee for reinvestment and with any optional cash investments made by the Shareholder.

8.   HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PLAN?

     A Participant may change investment options previously selected at any time by requesting a new Authorization Card and returning it to the Company. All joint owners must sign. Any change in options with respect to reinvestment of dividends must be received by the Company on or before the record date for the next dividend payment in order for the change to be effective with respect to such dividend. See Question 5.

DIVIDENDS

9. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNT UNDER THE PLAN?

     Yes. The Company pays dividends, as declared, to the record holders of all of its Common Stock. As the record holder for Participants, the Bank (or its nominee) will receive dividends for all Plan shares held of record by it. It will credit such dividends to Participants on the basis of full and fractional shares held in their accounts, and will reinvest such dividends in additional shares (to the fourth decimal point) at the Market Price.

     Shares purchased through optional and initial cash investments made in any month on or before the record date for the next dividend (approximately 15 days before the payment date) will normally be entitled to any dividend payable at the end of that quarter. See Question 15.

10.  WHEN WILL DIVIDENDS BE REINVESTED?


     Purchases of Common Stock with reinvested dividends will typically be made on the Dividend Payment Date. That date is the Investment Date for reinvested dividends. The Common Stock normally pays dividends on the first day of the months of February, May, August and November. Shares acquired by the Bank in the open market or through privately negotiated transactions will be purchased as soon as practicable beginning on the relevant Investment Date and in no event later than thirty (30) days after the relevant Investment Date except for delays which may occur where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. Shares representing purchases under the Plan of newly issued Common Stock may, for administrative purposes, be issued by the Company on or as of a date up to one week after the related Investment Dates. See Question 18.


11. WHAT HAPPENS IF A PARTICIPANT WHO IS REINVESTING THE CASH DIVIDENDS ON ALL OR A PART OF HIS SHARES OF COMMON STOCK SELLS OR TRANSFERS A PORTION OF SUCH SHARES? WHAT IF THE PARTICIPANT ACQUIRES ADDITIONAL SHARES IN THE OPEN MARKET OR OTHERWISE?

     If a Participant who is reinvesting cash dividends on all of his or her shares disposes of a portion of such shares, the Bank will continue to reinvest the cash dividends on the remainder of the shares. If additional shares are acquired and are registered in the Participant's name exactly as it is specified on his or her Authorization Card or Enrollment Form, the original authorization to reinvest dividends on all shares will include the new shares, unless the Participant changes the investment option selected.

     A Participant may receive "partial" dividend reinvestment by holding the portion of the Participant's shares for which reinvestment is desired in the Plan and by withdrawing from the Plan the balance of the Participant's shares and holding such shares in certificate form. By designating that the Participant's shares represented by stock certificates not be reinvested, the Participant will receive "partial" reinvestment. The Plan does not provide for partial dividend reinvestment in any other manner.

     The reinvestment options described under Question 7 will continue until the Participant changes the investment option selected. See Question 8.

OPTIONAL CASH PAYMENTS

12.  IS A PARTICIPANT OBLIGATED TO MAKE OPTIONAL CASH INVESTMENTS?

     No. While the optional cash investment feature offers an opportunity to increase ownership under favorable terms, it is intended to be voluntary only and a Participant is not required to make such cash investments.

13.  HOW DOES THE OPTIONAL CASH INVESTMENT WORK?

     A Participant in the Plan may invest a minimum of $50 at any time, and up to a maximum of $100,000 cash annually, in shares of Common Stock under the Plan. Cash payments received by the Company will be promptly forwarded to a segregated escrow account at a bank until it is invested in shares of the Company's Common Stock, typically on the first Investment Date following the receipt of the optional cash payment. Optional cash payments will be held in escrow until the next such date, except that upon the written request of a Participant received up to one business day prior to the Investment Date, the Participant's cash payment will be returned. See Question 15.

     Cash payments will not be accepted by the Company if a Participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of the purchase, or what the Participant's balance will be following a purchase. In addition, the Company cannot purchase shares for a Participant without advance payment, nor can it refund any part of a Participant's cash payment after shares are purchased. It is not possible for the Company to tell a Participant in advance how much money to send for the purchase of a full or fractional share because the price per share will not be known at the time an optional cash payment is made.

14.  HOW ARE CASH PAYMENTS MADE?

     A cash payment may be made by an investor who is not already a Shareholder when enrolling in the Plan by enclosing a check with the Enrollment Form. See Question 6. For a Shareholder electing to participate in the Plan by making optional cash payments only, a cash payment must accompany the Authorization Card in order for his or her participation to commence. See Question 4. Thereafter, an optional cash investment may be made only through the use of stock purchase forms sent to Participants by the Company as an attachment to their monthly confirmation statements or quarterly summary statements.

     Only one cash payment may be made in each month, and such payment may be in any amount not less than $50 nor more than $100,000. A Participant need not make an optional cash investment each month and is not obligated to make the same optional cash investment every time.

15. WHEN WILL OPTIONAL OR INITIAL CASH INVESTMENTS BE USED TO PURCHASE COMMON STOCK?


     Optional and initial cash investments will be invested once each month, in order to reduce the accumulation of uninvested funds. Shares acquired in the open market or through privately negotiated transactions using initial or optional cash investments will be purchased by the Bank as soon as practicable beginning on the relevant Investment Date and in no event later than thirty (30) days after the relevant Investment Date except for delays which may occur where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. In any month in which a cash dividend on Common Stock is paid, the Investment Date will be the Dividend Payment Date. In other months, the Investment Date will be the first day of the month.


     As in the case of shares purchased with reinvested dividends, the Company may for administrative purposes, when purchasing shares from newly issued Common Stock, issue shares purchased with optional or initial cash investments on or as of a date up to one week after the related Investment Dates. See Questions 10 and 18.

     NO INTEREST WILL BE PAID ON OPTIONAL OR INITIAL CASH INVESTMENTS HELD IN ESCROW BY THE BANK. THEREFORE, PARTICIPANTS ARE ENCOURAGED TO MAIL THEIR OPTIONAL AND INITIAL CASH INVESTMENTS SO AS TO REACH THE COMPANY FOR FORWARDING TO THE BANK AS CLOSE AS POSSIBLE TO BUT NOT LATER THAN TWO BUSINESS DAYS BEFORE EACH INVESTMENT DATE. ALL SUCH PAYMENTS RECEIVED BY THE COMPANY ON OR AFTER AN INVESTMENT DATE WILL BE HELD IN ESCROW AT A BANK IN A SEGREGATED ACCOUNT FOR INVESTMENT IN THE FOLLOWING MONTH.

16.  WHAT ARE THE LIMITATIONS ON OPTIONAL CASH INVESTMENTS?

     Any Participant may make optional cash investments under the Plan in a minimum amount of $50 per payment, or in whole dollar increments up to a maximum of $100,000 in any calendar year. Such funds should be received by the Company at least two business days prior to the date on which they will be invested to ensure adequate time for processing. See Question 15. Only checks or money orders made payable to the Company should be remitted. The entire amount of such payments will be invested in full and fractional shares of the Company's Common Stock to four decimal places. Any amount received of less than $50 per payment or in excess of $100,000 per year will be promptly returned to the Participant. The total of optional and initial cash investments during any calendar year cannot exceed $100,000.

COSTS

17.  WHAT COSTS DO PARTICIPANTS PAY?

     Participants will incur no brokerage commissions or service charges for purchases of newly issued shares of Common Stock made under the Plan. The price of shares of Common Stock purchased under the Plan on the open market will include a brokerage commission. See Questions 18 and 19. All other costs of administration of the Plan, including costs of the Bank, are paid by the Company, except for a Bank charge, currently $.06 per share, for the sale of shares by the Bank on termination of a Plan account. See Question 25.

PURCHASES

18.  WILL THE PLAN PURCHASE SHARES IN THE OPEN MARKET?

     All Common Stock purchases under the Plan may be made, at the Company's option, either (a) in open market purchases of Common Stock or (b) from newly issued Common Stock, provided that the Company may not change from one manner of purchase to the other more than once in any three (3) month period. In addition, such a change may be made only if the Board of Directors or Chief Financial Officer of the Company determines that the Company's need to raise additional capital has changed or that there is another valid reason for such change, such as action by a state or federal regulatory agency recommending or requiring a change in the capital structure of the Company or the Power Company.

     Common Stock purchased under the Plan on the open market will be purchased by the Bank. Subject to certain limitations, the Bank has full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are purchased (including on any securities exchange, on the over-the-counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such purchases are made.

19.  WHAT PRICE WILL PARTICIPANTS PAY FOR SUCH SHARES?

     The price at which shares will be purchased with reinvested dividends or optional and initial cash investments will be 100 percent of the Market Price. The Market Price will be determined as follows:

     - in the case of newly issued shares purchased from the Company, the Market Price will be the average of the highest and lowest prices of the Company's Common Stock on the New York Stock Exchange Composite Tape, as published in THE WALL STREET JOURNAL for an Investment Date. If the Exchange is open on the Investment Date but no trading occurs in the Company's Common Stock, the Market Price will be the average of the bid and asked prices on that date. If the Exchange is closed on any Investment Date, the average of the highest and lowest prices on the most recently preceding trading date will be used as the Market Price.

     - in the case of shares purchased on the open market, the Market Price will be determined by dividing the total cost (including brokerage commissions) of all shares purchased with reinvested dividends or optional and initial cash investments during the applicable Investment Period by the total number of shares purchased during such Investment Period.

     Funds (whether dividend payments or optional or initial cash investments) of any Participant which would have been invested in newly issued shares as of a date when the Market Price is less than the par value of the shares that would be issuable will be promptly remitted to the Participant.

     It should be recognized that since investment prices are determined as of the dates specified in Questions 10 and 15, a Participant loses any advantage otherwise available from being able to select the timing of his or her investment.


20.  HOW MANY SHARES WILL BE PURCHASED FOR PARTICIPANTS?

     The number of shares to be purchased for each Participant depends upon the amount of dividends payable, whether full or partial reinvestment thereof has been selected, the amount of optional or initial cash investments made, and the Market Price of the Common Stock. The total amount to be invested will be used to purchase as many full and fractional shares (to four decimal places) as can be purchased at the purchase price determined as described under Question 19. Where dividends payable to foreign Participants are subject to income tax withholding, only the remainder of such dividends will be reinvested in additional shares. See Question 40.

STATEMENTS/REPORTS

21.  WHEN AND HOW WILL PARTICIPANTS BE ADVISED OF THEIR PURCHASE OF STOCK?

     As soon as practicable after each purchase for a Participant's Plan account, a statement will be mailed by the Company to the Participant advising the Participant of the investment. Each Participant in the Plan will also be sent a statement of his or her account as soon as practicable after each Dividend Payment Date. THESE STATEMENTS ARE THE PARTICIPANT'S CONTINUING RECORD OF COST INFORMATION AND SHOULD BE RETAINED FOR TAX PURPOSES.

     In addition to a copy of this Prospectus, each Participant will receive copies of any amendments or supplements hereto in which modifications are made to the Plan, and copies of the same communications sent to every other holder of shares of Common Stock, including the Company's quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.

CERTIFICATES

22.  ARE CERTIFICATES ISSUED FOR THE SHARES PURCHASED?

     Certificates will be issued by the Company to the Bank to be held for the Plan accounts of Participants. The number of shares credited to a Participant's account under the Plan will be shown on his or her quarterly statement of account. This procedure provides protection against loss, theft or inadvertent destruction of stock certificates and facilitates the ownership of fractional shares by Participants.

     Certificates for shares of Common Stock purchased under the Plan will not be issued, unless the Participant so requests or the Participant's account is terminated. At any time, certificates for any number of whole shares credited to the Participant's account under the Plan will be issued upon the written request of the Participant. This request should be mailed to Sierra Pacific Resources, Attention: Manager, Shareholder Relations, P.O. Box 30150 (6100 Neil
Road), Reno, Nevada 89520. Any remaining full shares and fraction of a share will continue to be credited to the Participant's account.

     Shares held by the Bank for the account of a Participant may not be pledged. A Participant who wishes to pledge such shares must request that a certificate for such shares be issued in his or her name.

     Certificates for fractional shares will not be issued under any circumstances

23.  IN WHOSE NAME WILL CERTIFICATES BE ISSUED?

     Each Plan account of a participating Shareholder will be maintained in the name in which shares of Common Stock held of record by the Shareholder are registered. Each Plan account of a participating investor who is not already a Shareholder at the time of enrollment will be maintained in the name specified on the Enrollment Form when Plan participation begins. Consequently, if and when certificates for shares held under the Plan are issued, such certificates will be issued in those names. Certificates will be issued for whole shares only.

TERMINATION OF PARTICIPANT'S ACCOUNT

24.  WHEN MAY A PARTICIPANT TERMINATE HIS PLAN ACCOUNT?

     A Participant may withdraw from the Plan at any time by complying with the notice provisions described in Question 25. Subsequent to a Participant's withdrawal, all cash dividends will be paid by check to such individual unless he or she re-enrolls in the Plan and elects, by giving proper notice to the Company, to reinvest such dividends, which may be done at any time. See Question 27.

25.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     In order to withdraw from the Plan, a Participant must so notify the Company in writing. Such notice should be sent to Sierra Pacific Resources,
Attention: Manager, Shareholder Relations, P.O. Box 30150 (6100 Neil Road), Reno, Nevada 89520. This notification can be made by providing the information specified on the tear-off portion of the quarterly statement and returning that portion of the statement to the Company. A Participant's withdrawal takes effect when such notice is received by the Company; provided, however, that withdrawal notices received during the 25 day period prior to a cash dividend payment date will not take effect until the day following such dividend payment date. Upon receipt by the Company from proper authority of notice of a Participant's death or incompetence, the Company will treat the Participant as having withdrawn from the Plan. When a Participant withdraws from the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to his or her account under the Plan will be issued to the withdrawing Participant and a cash payment will be made for any fraction of a share (see Question 26) within 30 days of receipt of the notice of withdrawal. Alternatively, the Participant may, if desired, indicate in the notice of withdrawal that all of the shares, both whole and fractional, credited to his or her account in the Plan be sold. Such sale will be made on the open market within five business days after notification by the Company to the Bank and will be made through an independent fiduciary institution which may be the Bank. See Questions 31 and 39. The proceeds of such sale, less any brokerage commission and any transfer tax, will be sent to the Participant. Upon withdrawal from the Plan, any uninvested optional cash payments will be returned to the withdrawing Participant.

26. WHAT HAPPENS TO THE FRACTIONAL SHARES WHEN THE PLAN IS TERMINATED, OR WHEN A PARTICIPANT REQUESTS A CERTIFICATE FOR WHOLE SHARES BUT WISHES TO EITHER REMAIN IN THE PLAN OR TERMINATE THE PARTICIPANT'S ACCOUNT UNDER THE PLAN?

     As long as a Participant remains in the Plan and owns, either directly or under his or her Plan account, one full share, any fractional share balance will continue to be maintained to the credit of the Participant's account.

     When a Participant's account is terminated or if the Company terminates the Plan, a cash adjustment representing the fractional share will be mailed directly to the Participant. The cash payment will be made by the Company based on the Market Price of shares of the Company's Common Stock at the time of termination.

REJOINING THE PLAN

27.  WHEN MAY A SHAREHOLDER OR OTHER INVESTOR REJOIN THE PLAN?

     Generally, a Shareholder or other investor may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Card or Enrollment Form from a previous Participant on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

TAX CONSEQUENCES OF PLAN PARTICIPATION

28.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     Under current federal income tax laws, reinvested cash dividends will be taxed as ordinary income to the extent that the cash dividend would have been ordinary income to such shareholder. A cash dividend would be ordinary income to the extent that the dividend is paid out of the Company's earnings and profits, with any remaining amount treated first as a return of capital to the extent of the Participant's tax basis in the Company's shares and thereafter, generally, as capital gain. Dividend reinvestment does not relieve a Participant of any income tax payable on such dividends. Assuming, as is anticipated, that the Company will have sufficient earnings and profits in the year in which any dividend is paid, a Participant whose dividends are reinvested under the Plan will therefore be treated as having received, as a dividend, an amount equal to the fair market value on the Dividend Payment Date of the shares acquired by the Participant through such reinvestment. That value will be based on 100% of the Market Price for the Common Stock on the Dividend Payment Date (less, in the case of shares acquired through open market purchases, the amount attributable to brokerage commissions). The Participant's year-end statement will indicate the total amount of dividends paid on shares held for the Participant's Plan account. The Company will send a separate statement on Form 1099-DIV reporting dividends paid on all shares registered in the Participant's name on the books of the Company.

     The tax basis for Common Stock purchased with reinvested dividends will equal 100% of the fair market value on the Dividend Payment Date of the shares so purchased. The tax basis of shares purchased with any initial or optional cash investment will be the amount of the initial or optional cash investment.

     A Participant's holding period for shares of Common Stock acquired through the Plan will begin on the day following the purchase of such shares.

     Upon withdrawal from or termination of the Plan, a Participant will not receive any taxable income upon the receipt of certificates for whole shares which have previously been credited to the Participant's account under the Plan. However, a Participant who receives, upon termination of the Participant's Plan account, a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. See Question 26. Gain or loss will generally also be realized by the Participant when whole shares are sold either pursuant to the Participant's request upon withdrawal from the Plan (see Question 25), or when whole shares are sold or exchanged by the Participant after the shares have been withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares or fraction of a share, and the tax basis thereof.

     Participants are advised to consult their own tax advisor to determine the particular federal, state and local tax consequences of their participation in and disposition of shares purchased under the Plan.

29.  WHAT ARE THE STATE INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     State income tax consequences vary from jurisdiction to jurisdiction, and are not necessarily the same as federal income tax consequences. Participants should consult their own tax advisor concerning state income tax treatment.

ADMINISTRATION

30.  WHO ADMINISTERS THE PLAN FOR THE PARTICIPANTS?


     The Company administers the Plan for Participants, maintains records, sends statements of account at least as often as quarterly to Participants and performs other duties relating to the Plan. See Question 37. Shares of Common Stock purchased under the Plan will be held by the Bank, as custodian for the Participants, and registered in the name of such Bank or its nominee. The Bank also serves as Transfer Agent and Registrar for the Common Stock. See
Question 38.


OTHER INFORMATION

31. WHAT IS THE EFFECT ON A PARTICIPANT'S PLAN ACCOUNT IF THE PARTICIPANT TRANSFERS ALL SHARES REGISTERED IN HIS OR HER NAME HELD OUTSIDE OF THE PARTICIPANT'S PLAN ACCOUNT?

     None, so long as the Participant has at least one full share in his or her Plan account. The Company will continue to reinvest the dividends on the shares credited to the Participant's account under the Plan until notified by such Participant that he or she wishes to withdraw from the Plan and such withdrawal takes effect (See Questions 24 and 25). Distribution of cash with respect to those accounts with only a fractional share remaining will be made by the Company.

     A Participant who desires to avoid the responsibility for safekeeping of certificates for shares registered in his or her name, or to eliminate the necessity of keeping separate records with respect to such shares, may elect to transfer all of his or her directly-held shares to the Participant's Plan account. Once transferred to the Participant's Plan account, however, all dividends on all of such shares will automatically be reinvested in additional shares of Common Stock for the Participant's Plan account at the Market Price.

     If a Participant wishes to dispose of his or her entire interest in the Company, the Participant must separately arrange with the Company to dispose of the Participant's shares held in the Plan as described in Question 25.

32. WHAT LIMITATIONS ARE IMPOSED ON THE PARTICIPANT WITH REGARD TO THE ASSETS HELD BY THE BANK UNDER THE PLAN?

     The Participant has no right to draw checks or drafts against his Plan account or to give instructions to the Bank in respect to any shares or cash held therein except as expressly provided in this Plan. Also, the Participant cannot assign the shares held in his or her Plan account as collateral but must request delivery of a certificate for full shares as provided in Question 22.

33.  HOW WILL THE STOCK PURCHASE RIGHTS ON SHARES HELD UNDER THE PLAN BE
     HANDLED?

     The Company is a party to a Rights Agreement pursuant to which a stock purchase right was distributed to each holder of Common Stock outstanding on October 31, 1989, and one right has been and will be issued for each share of Common Stock issued thereafter subject to the terms of the Rights Agreement. Until the rights become exercisable pursuant to the Rights Agreement, the rights will be evidenced by the certificates for the associated Common Stock, and no separate certificate will be issued to represent the rights. For a general description of the terms of the Rights Agreement, see "DESCRIPTION OF COMMON STOCK -- Rights Agreement", below.

34.  WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
     SPLIT?

     Any stock dividends or split shares distributed by the Company on shares held in the Plan will be credited to the Participant's Plan account. Stock dividends or split shares distributed on shares held directly by Participants will be mailed directly to them in the same manner as to Shareholders not participating in the Plan.

35. HOW WILL A PARTICIPANT'S PLAN SHARES BE VOTED AT ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS?

     Shares held in the Plan for a Participant will be voted as the Participant directs.

     If on the record date for a meeting of shareholders there are shares of Common Stock credited to the account of a Participant in the Plan, such Participant (whether or not any shares of Common Stock are registered in his or her name) will be sent the proxy material being sent to all holders of Common Stock for that meeting. If such Participant returns an executed proxy in the usual way, it will be voted with respect to all shares credited to the account of such Participant (including any fraction) as well as all shares registered in his or her name; or such Participant may vote all of such shares in person if he or she attends the meeting.

     If no instructions are indicated on a properly signed and returned proxy card, all of the Participant's shares (whether owned directly or held for such Participant in the Plan) will be voted as stated on the proxy card. If the proxy card is not returned, the Participant's shares may be voted only if the Participant or a duly appointed representative votes in person at the meeting.

     If the Bank holds shares purchased on the open market which the Bank has the power to vote and which have not been allocated to the Participants' Plan accounts by the applicable record date for a meeting, then such shares will be voted by the Bank on each matter in the same proportion as the other shares voting by proxy or in person at the meeting have voted on such matter.

36.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     The Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of any such suspension, modification or termination will be sent to all Participants. The Company also reserves the right to suspend the Plan, without notice, for limited periods of time (not to exceed 90 days in any case) during or in anticipation of public offerings of the Company's Common Stock, or pending the filing by the Company with the Securities and Exchange Commission of any report or statement pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, or pending any proposed amendment of or supplement to this Prospectus or to the Registration Statement of which this Prospectus is a part, or which may be deemed advisable for any other reason. If any such suspension continues for longer than 15 days, the Bank will promptly return any moneys received from Participants but not applied and will advise Participants when such suspension is terminated.

     Upon discontinuance of the Plan by the Company, certificates for whole shares held in a Participant's account under the Plan will be issued and a cash payment will be made for any fractional share.

37.  WHAT IS THE RESPONSIBILITY OF THE COMPANY UNDER THE PLAN?


     The Company administers the Plan itself, receives all optional cash investments from Plan Participants and forwards them promptly for deposit in a segregated escrow account at a federally-insured bank where they are held until investment. The Company also maintains continuing records of each Participant's Plan account, advises Participants as to all transactions in and the status of their Plan accounts, and reconciles its records on a daily basis with those of the Company's Transfer Agent (the Bank). Stock certificates received by the Company from Participants for safekeeping under the Plan are promptly forwarded to the Transfer Agent for transfer on its records to the nominee account for the Plan. The Company has performed these administrative functions under its Dividend Reinvestment and Stock Purchase Plan (the predecessor to this Plan) and, as a result, is registered as a transfer agent under the Exchange Act and is subject to periodic examination by the Commission.


     ALL NOTICES FROM THE COMPANY TO THE PARTICIPANTS WILL BE ADDRESSED TO THE PARTICIPANT AT HIS OR HER LAST ADDRESS OF RECORD WITH THE COMPANY. THE PARTICIPANT SHOULD NOTIFY THE COMPANY PROMPTLY IN WRITING OF ANY CHANGE OF ADDRESS.


     The Company or its agent in administering the Plan will not be liable for any act done in good faith or for any good faith failure to act, including without limitation any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death. The foregoing limitation does not apply to violations of the federal securities laws.


     The Participant should recognize that the Company cannot guarantee a profit or protect against a loss on the shares purchased under the Plan.

38. WHAT IS THE RESPONSIBILITY OF THE BANK AS AGENT FOR PARTICIPANTS UNDER THE PLAN?

     The Bank holds in a nominee name all shares purchased for Participants through their Plan account. In addition, when open market purchases are made under the Plan, the Bank receives the Participant's dividends which are to be reinvested and all optional cash investments from the escrow account in which they are held and invests such funds in additional shares of the Company's Common Stock for the Participant's Plan account.

     In performing its duties under the Plan, the Bank will not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death.

39.  WHO BEARS THE RISK OF MARKET PRICE FLUCTUATIONS IN THE COMPANY'S COMMON
     STOCK?

     A Participant's investment in shares held in his or her Plan account is no different than an investment in directly-held shares in this regard. The Participant bears the risk of loss and the benefits of gain from market price changes with respect to all of the Participant's shares.

     Participants selling their shares should be aware that the Common Stock price may fall during the period between a request for sale, its receipt by the Company, and the ultimate sale in the open market by the Bank. This risk should be evaluated by the Participant, and is a risk to be borne solely by the Participant.

     Neither the Company nor the Bank can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

40. WHAT PROVISION IS MADE FOR FOREIGN SHAREHOLDERS WHOSE DIVIDENDS ARE SUBJECT TO INCOME TAX WITHHOLDING?

     In the case of participating foreign holders of Common Stock whose dividends are subject to United States income tax withholding, the Company will apply an amount equal to the dividends to be reinvested, less the amount of tax required to be withheld, to the purchase of shares of Common Stock. The quarterly statements confirming purchases made for such foreign Participants will indicate the amount of tax withheld.

     Optional cash payments received from foreign Shareholders must be in United States dollars and will be invested in the same manner as payments from other Participants.

41.  WHAT HAS BEEN THE LEVEL OF PARTICIPATION IN THE PLAN?

     As of December 31, 1995, 12,135 holders of the Company's Common Stock, or approximately 48% of all common Shareholders, were Participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the prior version of this Plan.

                                   DEFINITIONS

     The following capitalized terms, when used in this Plan, shall have the following meanings:

     "AUTHORIZATION CARD" means the authorization form which the Company or the Bank may from time to time, or upon request, furnish to Shareholders and which must be returned to the Company by Shareholders to indicate their election to participate in the Plan.

     "BANK" means the First Chicago Trust Company of New York, which will act as agent for Participants in the Plan.

     "COMPANY"  means Sierra Pacific Resources.

     "DIVIDEND PAYMENT DATE" means each quarterly date on which dividends are paid on the Company's stock. These dates are usually February 1, May 1, August 1 and November 1 of each year.

     "ENROLLMENT FORM" means the enrollment form which the Company or the Bank may from time to time, or upon request, furnish to investors who are not already Shareholders and which must be returned to the Company by such investors, together with the initial cash investment, to indicate their election to participate in the Plan.

     "EXCHANGE" means the New York Stock Exchange.

     "INVESTMENT DATE" means the Dividend Payment Date or, in any month during which a cash dividend is not paid, the first day of such month.

     "INVESTMENT PERIOD" means the period beginning on each Investment Date and ending on the thirty-fifth day thereafter.

     "MARKET PRICE" means:

     - in the case of newly issued shares purchased from the Company, the average of the highest and lowest prices of the Company's Common Stock on the New York Stock Exchange Composite Tape, as published in THE WALL STREET JOURNAL for an Investment Date. If the Exchange is open on the Investment Date but no trading occurs in the Company's Common Stock, the Market Price will be the average of the bid and asked prices on that date. If the Exchange is closed on any Investment Date, the average of the highest and lowest prices on the most recently preceding trading date will be used as the Market Price.

     - in the case of shares purchased on the open market, the Market Price will be determined by dividing the total cost (including brokerage commissions) of all shares purchased with reinvested dividends or optional and initial cash investments during the applicable Investment Period by the total number of shares purchased during such Investment Period.

     "PARTICIPANT" means any Shareholder or other investor who has returned an Authorization Card or an Enrollment Form to the Company indicating election to participate in the Plan, and who has been duly enrolled in the Plan by the Company.

     "PLAN" means the Common Stock Investment Plan of the Company.

     "SHAREHOLDER" means any HOLDER OF RECORD of the Company's Common Stock. Shares are held "of record" by a Participant only when the Participant's name appears on the stock certificate, indicating that the shares are registered in the Participant's name in the Company's records for its Common Stock.


                                 USE OF PROCEEDS

     The net proceeds from the sale by the Company of shares of Common Stock pursuant to the Plan will be used to make additional investments in the common equities of the subsidiaries of the Company and for other general corporate purposes. The amounts of additional investments in the common equities of the subsidiaries will depend upon various factors, including their future earnings and construction programs. The subsidiaries propose to use the funds received to fund construction, to reduce certain indebtedness and for other general corporate purposes. The Company is unable to estimate the number of shares of its common Stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

     Prior to the creation of the holding company structure in 1984, the Power Company paid cash dividends on its Common Stock every year since 1916 and quarterly dividends every year since 1946. Since 1984, the Company has continued paying quarterly dividends every year. The Company generally pays quarterly dividends on the first day of February, May, August and November. While the Board of Directors intends to continue the practice of paying dividends quarterly, the amounts and dates of future dividends will depend upon the Company's earnings, financial condition and other factors.

     The cash dividends paid per share and the high and low sale prices of the Company's Common Stock on the New York Stock Exchange Composite Tape, as reported by THE DOW JONES NEWS RETRIEVAL SERVICE, were as follows:

                                                             Price Range
                                                             -----------
                              Dividends Paid          High                 Low
                              --------------          ----                 ---
Year
- ----
1994
  First Quarter  . . . . . .      $.28              $20-3/8             $18-3/8
  Second Quarter . . . . . .       .28               19-1/8              17-1/4
  Third Quarter  . . . . . .       .28               20-1/4              18-1/2
  Fourth Quarter . . . . . .       .28               20-3/8               18

1995
  First Quarter  . . . . . .      $.28               20-7/8              18-3/8
  Second Quarter . . . . . .       .28               21-7/8              19-1/8
  Third Quarter  . . . . . .       .28               22-1/2              20-7/8
  Fourth Quarter . . . . . .       .28               24-1/8              22-1/4

                                                             Price Range
                                                             -----------
                              Dividends Paid          High                 Low
                              --------------          ----                 ---
Year
- ----

1996
  First Quarter  . . . . . .     $.295              $24/7/8             $22-5/8

     The Company's primary source of funds for the payment of dividends to its stockholders is dividends paid by Sierra Pacific Power Company (the "Power Company") on its Common Stock, all of which is owned by the Company. Accordingly, the Company's ability to pay dividends is dependent upon the ability of the Power Company to pay dividends on its Common Stock. The Articles of Incorporation of the Power Company and the indentures relating to the various series of its First Mortgage Bonds contain restrictions as to the payment of dividends on its Common Stock and as to the purchase or retirement of its capital stock. Under the most restrictive of these provisions, approximately $69 million of the Power Company's retained earnings was available at December 31, 1995 for the payment of cash dividends to the Company. As of December 31, 1995, the Company had consolidated retained earnings of approximately $81 million available for the payment of cash dividends on the Company's Common Stock.

     The Company's senior note purchase agreement also contains a provision which limits the amount of dividends or certain other payments to stockholders that may be made by the Company in the event that the Power Company's securities are rated lower than BBB by Standard & Poor's Corporation or Baa2 by Moody's Investors Services, Inc. Under such circumstances, the sum of dividends and other payments to stockholders declared, made or obligated by the Company for the period subsequent to December 31, 1992 may not exceed 100% (or minus 100% in case of a net loss) of the Power Company's net income after preferred stock dividends accumulated after December 31, 1992. These provisions would not have restricted the payment of dividends declared by the Company in recent periods, and the Company does not believe that they will limit its ability to pay dividends in the foreseeable future.



                           DESCRIPTION OF COMMON STOCK

     The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock, $1.00 par value per share. The following statements summarize certain relevant provisions of, and are qualified in their entirety by reference to, the Company's Articles of Incorporation and the laws of the State of Nevada.

COMMON STOCK

     All shares of Common Stock participate equally with respect to dividends and rank equally upon liquidation. Each share of Common Stock is entitled to one vote per share at all meetings of shareholders. The Common Stock has no preemptive rights and does not have cumulative voting rights.

     The Board of Directors is classified, consisting of three classes of equal (or nearly equal) membership serving staggered three-year terms. The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to remove a director or directors from office or to amend the provisions of the Articles of Incorporation relating to election and removal of directors, unless, in the case of such an amendment, two-thirds of the Board of Directors approves such amendment, in which case the approval of the holders of a majority of the outstanding Common Stock is required.

     The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock, in addition to any class vote required by law, is required to effect certain mergers, sales of assets or stock issuances involving the Company and any holder of more than 10 percent of the Common Stock, unless certain "fair price" criteria and procedural requirements are satisfied or the transaction is approved by a majority of the directors (excluding any director affiliated with such 10 percent stockholder). The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to amend these "fair price" provisions.

     Except as described above, the Company may amend its Articles of Incorporation upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock.

     In the event of any liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive pro rata the assets and funds of the Company remaining after satisfaction of all creditors of the Company.

     The Company's transfer agent and registrar is First Chicago Trust Company of New York.

RIGHTS AGREEMENT

     The Company is a party to a Rights Agreement (the "Rights Agreement") designed to deter partial and two-tier tender offers, stock accumulation programs and other coercive tactics which might be used to gain control of the Company without giving the Board of Directors the opportunity to negotiate on behalf of the Company's stockholders. Under the Rights Agreement, one stock purchase right (a "Right") was distributed to the holders of each share of Common Stock outstanding on October 31, 1989, and one Right has been and will be issued for each share of Common Stock issued thereafter prior to the Distribution Date, as defined below. Each Right entitles the holder, under certain circumstances, to purchase from the Company one share of Common Stock at a purchase price of $70.00 per share, subject to adjustment as described below.

     Prior to the Distribution Date, as defined below, the Rights will be evidenced by the certificates for the associated Common Stock, and no separate Right certificates will be issued. The Rights are not exercisable until the Distribution Date and will expire on October 31, 1999, unless exercised in connection with a transaction of the type described below or unless earlier exchanged or redeemed by the Company in the manner described below. Following the Distribution Date, the Rights will trade separately from the Common Stock and will be evidenced by separate Right certificates. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to receive dividends.

     The Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons other than the Company and its affiliates (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding Common Stock, or (ii) 10 business days (or such later date as a majority of the Company's Board of Directors may determine) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon the consummation thereof, the Acquiring Person would be the beneficial owner of 15 percent or more of the outstanding Common Stock. The proposed merger of the Company, the Power Company and The Washington Water Power Company with and into Altus Corporation will not result in the occurrence of a Distribution Date under the Rights Agreement.

     In the event that, at any time following the Distribution Date, the Company is acquired in a merger or other business combination transaction or 50 percent or more of its assets or earning power are sold, each holder of a Right will have the right to receive, upon exercise at the then current exercise price of the Right, Common Stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right. In the event that any person (other than the Company and its affiliates) becomes the beneficial owner of 15 percent or more of the then outstanding shares of Common Stock (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms which a majority of the Board of Directors determines to be fair on the basis of criteria set forth in the Rights Agreement) each holder of a Right will have the right to receive, upon exercise at the then current exercise price of the Right, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Upon the occurrence of any of the transactions referred to in this paragraph, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become void.

     The purchase price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights is subject to certain antidilution adjustments, as specified in the Rights Agreement.

     At any time after the acquisition by an Acquiring Person of beneficial ownership of 15 percent or more of the outstanding Common Stock and prior to the acquisition by such Acquiring Person of 50 percent or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). At any time prior to 10 days following the acquisition by an Acquiring Person of beneficial ownership of 15 percent or more of the outstanding Common Stock, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

                                 LEGAL OPINIONS

     The legality of the Common Stock offered hereby is being passed upon for the Company by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts.

Matters of Nevada law are being passed upon by Woodburn and Wedge, Reno, Nevada. Choate, Hall & Stewart have relied upon the opinion of Woodburn and Wedge as to matters of Nevada law.

                                     EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1995 and 1994, and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1995, incorporated herein by reference in this prospectus, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The balance sheets and statements of capitalization of the Power Company as of December 31, 1995 and 1994, and the statements of income, common shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this prospectus, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

     The statements of law and legal conclusions made under "Description of Common Stock" and under "Tax Consequences of Plan Participation" herein have been reviewed by Choate, Hall & Stewart (a partnership including professional corporations) and, as to matters of Nevada law, by Woodburn and Wedge. Such statements are included in reliance upon the authority of such counsel as experts.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date of the Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to so do or to anyone to whom it is unlawful to make such offer or solicitation.
                                   __________

                                TABLE OF CONTENTS

                                                                            Page
Introductory Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Summary of Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Description of the Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  Purpose and Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  Participation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  Optional Cash Payments . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  Purchases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  Statements/Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  Termination of Participant's Account . . . . . . . . . . . . . . . . . . . 16
  Rejoining the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  Tax Consequences of Plan Participation . . . . . . . . . . . . . . . . . . 18
  Administration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  Other Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Common Stock Dividends and Price Range . . . . . . . . . . . . . . . . . . . 24
Description of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . 25
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28


                            SIERRA PACIFIC RESOURCES

                          COMMON STOCK INVESTMENT PLAN





                               1,000,000 Shares of

                                  Common Stock

                           Par Value, $1.00 Per Share








                                 _______________

                                   PROSPECTUS
                                 _______________






                                 June ___, 1996

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.

             4.1 Restated Articles of Incorporation filed October 5, 1990 (previously filed as Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1990, and incorporated herein by reference).

             4.2 Rights Agreement dated as of October 13, 1989 between the Company and Bank of America N.T. & S.A., including form of Rights Certificate (previously filed as Exhibit No. 1 to the Company's Form 8-K Current Report dated October 30, 1989, and incorporated herein by reference).

             5.1 Opinion and Consent of Choate, Hall & Stewart (a partnership including professional corporations), special counsel to the Registrant.

             5.2   Opinion and Consent of Woodburn and Wedge.

           *15.1 Letter of independent accountants regarding unaudited interim financial information.

            23.1   Consent of Coopers & Lybrand L.L.P.

            23.2 Consent of Choate, Hall & Stewart (a partnership including professional corporations) (included in
                   Exhibit 5.1).

            23.3   Consent of Woodburn and Wedge (included in Exhibit 5.2).

            24.1 Power of Attorney (reference is made to the Signature Page of this Registration Statement).


_______________
*Filed herewith.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on June 19, 1996.

                                        SIERRA PACIFIC RESOURCES
                                        (Registrant)


                                        By:/s/ Walter M. Higgins
                                           -------------------------------------
                                           Walter M. Higgins, Chairman,
                                           President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed below on June 19, 1996 by the following persons in the capacities indicated.



Name                          Capacity
- ----                          --------

/s/ Walter M. Higgins         Chairman, President, Chief Executive Officer
- -------------------------     (Principal Executive Officer) and Director
Walter M. Higgins


/s/ Malyn K. Malquist         Senior Vice President and Chief Financial Officer
- -------------------------     (Principal Financial Officer) (Principal
Malyn K. Malquist             Accounting Officer)


Edward P. Bliss*
- -------------------------
Edward P. Bliss               Director


Krestin M. Corbin*        Director
- -------------------------
Krestin M. Corbin


Theodore J. Day*          Director
- -------------------------
Theodore J. Day


Harold P. Dayton, Jr.*    Director
- --------------------------
Harold P. Dayton, Jr.


James R. Donnelley*       Director
- -------------------------
James R. Donnelley


Richard N. Fulstone*      Director
- -------------------------
Richard N. Fulstone

Name                          Capacity
- ----                          --------

James L. Murphy*          Director
- -------------------------
James L. Murphy


Dennis E. Wheeler*        Director
- -------------------------
Dennis E. Wheeler


Robert B. Whittington*    Director
- --------------------------
Robert B. Whittington


* By /s/ Malyn K. Malquist
     ---------------------
     Malyn K. Malquist
     Attorney-in Fact